CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-1A for the Rational Special Situations Income Fund of our reports dated April 17, 2019, as revised with respect to Note 8 on June 27, 2019, and April 27, 2018, as revised with respect to Note 7 on June 27, 2019, relating to the financial statements of ESM Fund I, LP. for the years ended December 31, 2018 and December 31, 2017, respectively, which appear in such Registration Statement. We also consent to the reference of our firm under the heading "Financial Statements" in such Registration Statement

July 11, 2019

Massachusetts I Cayman Islands I New York